UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 12, 2018

GCP APPLIED TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-137533	47-3936076
(Commission File Number)	(IRS Employer Identification No.)

62 Whittemore Avenue
Cambridge, Massachusetts	2140
(Address of Principal Executive Offices)	(Zip Code)

(617) 876-1400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2018, GCP Applied Technologies Inc. (the “Company”) announced the appointment of Randall S. Dearth as President and Chief Operating Officer of the Company. Mr. Dearth is expected to join the Company on September 1, 2018.

Mr. Dearth, age 54, served as President and CEO of Calgon Carbon Corporation, a NYSE-listed company that manufactured activated carbon products and innovative treatment systems, from August 2012 to March 2018, when Calgon Carbon was acquired by Kuraray Co. Ltd. Since March 2018, Mr. Dearth has served as President and CEO of Calgon Carbon Corp, a subsidiary of Kuraray. From 2004 to 2012, Mr. Dearth served as President and CEO of LANXESS Corporation (North America), an international chemical manufacturer that was spun out of the Bayer Group. From 2002 until the spin-off of LANXESS, Mr. Dearth served as President and CEO of Bayer Chemicals Corporation (North America). Previously, he held a number of global marketing roles with Bayer, both in the United States and Germany. There are no (i) family relationships, as defined in Item 401 of Regulation S-K, between Mr. Dearth and any of the Company’s executive officers or directors, or any person nominated to become a director or executive officer, (ii) arrangements or understandings between Mr. Dearth and any other person pursuant to which Mr. Dearth was appointed as President and Chief Operating Officer of the Company, or (iii) transactions in which Mr. Dearth has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment as President and Chief Operating Officer, the Company and Mr. Dearth entered into a Letter Agreement, dated July 11, 2018 (the “Letter Agreement”), outlining the initial terms of Mr. Dearth’s employment with the Company. As set forth in the Letter Agreement, the Company has agreed to provide Mr. Dearth: (i) an annual base salary of $690,000, (ii) a target bonus opportunity of 85% of base salary under the Company’s Annual Incentive Compensation Plan for the 2018 calendar year; (iii) a 2018 Long-Term Incentive Award with a grant date value of $1,300,000, 50% of which will be issued as a performance-based stock unit award subject to a three-year performance period, 25% of which will be issued as a restricted stock unit award that vests in three substantially equal installments on the first three anniversaries of the grant date, and 25% of which will be issued as a nonqualified stock option award that vests in three substantially equal installments on the first three anniversaries of the grant date, in each case, subject to continued employment; (iv) a sign-on restricted stock unit award with a grant date value of $1,000,000 that vests in three substantially equal installments on the first, second and third anniversaries of the grant date, subject to continued employment; and (v) a 2019 Long-Term Incentive Award, expected to be granted in February 2019, with a targeted value of $1,300,000. Mr. Dearth’s sign-on restricted stock unit award is intended to partially offset the value of awards that he forfeited upon his termination of employment with his previous employer. Mr. Dearth will also receive relocation benefits and will be entitled to benefits generally available to similarly situated Company executives. In addition, the Company also expects to enter into a Change in Control Severance Agreement with Mr. Dearth, the form of which was previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2016.

Under the Letter Agreement, Mr. Dearth will be bound by certain restrictive covenants, including covenants that restrict Mr. Dearth from competing with or soliciting employees or customers of the Company for 24 months following his termination of employment, as well as a confidentiality covenant of perpetual duration.

The foregoing summary does not purport to be complete and is qualified in its entirety by the full text of the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

A copy of the press release announcing Mr. Dearth’s appointment is included with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.    Description
10.1        Randall S. Dearth Letter Agreement dated July 11, 2018
99.1        Press Release issued by GCP Applied Technologies dated July 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCP APPLIED TECHNOLOGIES INC.
(Registrant)

By: /s/ John W. Kapples
John W. Kapples
Vice President, General Counsel and Secretary

Date:    July 12, 2018